Exhibit 99.1

Contacts
	Investors:	Peter Poillon +1 212 915-8084 Email: peter.poillon@willis.com

News Release	Media:	Miles Russell +44 7903 262 118 Email: miles.russell@willis.com

Willis Group Reports Second Quarter 2014 Results

Reported revenues and commissions and fees growth of 5.1%; organic commissions and fees growth of 4.5% led by emerging markets and North America

First half 2014 underlying EBITDA flat; reported net income down 9.6%

Second quarter 2014 reported diluted EPS of $0.26, negatively impacted by $0.22 of non-operating items and $0.01 from the Operational Improvement Program

Underlying diluted EPS of $0.49, negatively impacted by $0.05 of non-cash tax adjustments

NEW YORK, July 29, 2014 – Willis Group Holdings plc (NYSE: WSH), the global risk advisor, insurance and reinsurance broker, today reported results for the three and six months ended June 30, 2014.

Willis saw strong revenue growth of 5.1%, and organic commissions and fees growth of 4.5% led by emerging markets and North America. Willis also recorded modest growth in reinsurance despite challenging market conditions.

Reflecting the underlying cash-generative power of the business, underlying EBITDA (underlying earnings before interest, taxes, depreciation and amortization), which the Company believes is a good proxy for cashflow generation, was $549 million in the first half of 2014. This is essentially flat compared to the first half 2013, notwithstanding more challenging market conditions in certain businesses and increased investments for growth in the second half of 2013 affecting year-on-year expense comparisons.

Strong revenue growth in the second quarter 2014 was more than offset by increased expenses primarily driven by investment in new hires since the end of the second quarter 2013. The resulting business performance reduced second quarter earnings by approximately $0.04 per diluted share compared to the same period last year. The pace of hiring has moderated since the second half of 2013, with global headcount up about 1% year to date in 2014.

The Company’s second quarter 2014 earnings were also reduced by a total of $0.28 per diluted share by non-operating items including adverse foreign currency movements, together with non-cash tax adjustments that caused a higher tax rate, and a small charge related to the Operational Improvement Program, all of which are detailed in Second Quarter 2014 Financial Results, below.

Dominic Casserley, Willis Group Chief Executive Officer, commented, “Willis grew revenues strongly in many of its businesses and even saw modest growth in reinsurance where the market faces significant rate pressure. This is testament to our diversified strength across geographies, sectors and business lines and reflects the cumulative investments for growth we have made, including in the second half of last year, in revenue-producing talent and client service and risk management capabilities.”

Casserley continued, “We will continue to invest selectively in talent but expect salary and benefit expense growth, excluding acquisitions, to moderate during the second half of the year as the comparisons to prior year periods begin to reflect both the higher base levels in the second half of 2013 and also our lower headcount growth in 2014.”

“A number of non-cash and non-operating items significantly reduced our reported earnings this quarter but that should not detract from the performance of our business. We have maintained our first half underlying EBITDA at a level consistent with last year against a backdrop of more challenging market conditions and significant investments for growth by us over the past twelve months. This is a good indicator of what we have achieved and can achieve, going forward.”

Financial Results

	Three months ended June 30,			Six months ended June 30,
	2014	2013	Change	2014	2013	Change
Reported commissions and fees growth	5.1%	5.7%	(60) bps	4.6%	4.8%	(20) bps
Organic commissions and fees growth	4.5%	6.3%	(180) bps	4.3%	5.1%	(80) bps
Reported operating margin	15.8%	18.8%	(300) bps	23.3%	23.1%	20 bps
Underlying operating margin (1)	16.1%	17.4%	(130) bps	23.5%	24.6%	(110) bps
Reported diluted EPS	$0.26	$0.59	(55.9)%	$1.61	$1.83	(12.0)%
Underlying diluted EPS (2)	$0.49	$0.59	(16.9)%	$1.88	$2.05	(8.3)%

(1)	Underlying operating income: For prior periods, underlying operating income has been rebased to current period exchange rates to remove the impact of foreign currency movements when comparing periods.
(2)	Underlying diluted EPS: In the current three and six month periods only, underlying diluted EPS excludes the $0.03 and $0.06, respectively, negative year over year impact of foreign currency movements in order to assist comparability to diluted EPS figures that have been disclosed in prior periods.

Willis Group reported net income of $47 million, or $0.26 per diluted share, in the second quarter of 2014 compared to $105 million, or $0.59 per diluted share, in the year ago quarter. Reported earnings in the second quarter of 2014 were reduced by $0.23 per diluted share related to non-operating items, adverse foreign currency movements, and the Operational Improvement Program as detailed below:

•	$0.12 per diluted share from an increase in the valuation allowance on deferred tax assets;

•	$0.07 per diluted share from the devaluation of the Venezuelan currency;

•	$0.03 per diluted share from adverse foreign currency movements; and

•	$0.01 per diluted share from the Operational Improvement Program.

Underlying diluted EPS, which excludes the items above, was $0.49 per diluted share in the current quarter, a decrease of $0.10 per diluted share compared to the second quarter of 2013. The decrease relative to the prior year resulted from:

•	$0.05 per diluted share of non-cash tax adjustments;

•	$0.01 per diluted share from increased share count; and

•	$0.04 per diluted share from the performance of the business.

Revenues

Total reported revenues, which include commissions and fees, investment income and other income, were $935 million in the second quarter of 2014, an increase of 5.1% from $890 million in the second quarter of 2013. Total revenue on an underlying basis, which excludes $5 million of favorable foreign currency movements, increased 4.5% over the prior period.

Total reported commissions and fees improved 5.1% to $930 million in the second quarter of 2014, from $885 million in the prior year quarter.

Organic commissions and fees grew 4.5% in the second quarter of 2014 compared to the same quarter in 2013.

Expenses

Total reported expenses were $787 million in the second quarter of 2014, an increase of 8.9% from $723 million in the second quarter of 2013. Total underlying expenses increased 6.1% to $784 million in the second quarter of 2014 after adjusting for $16 million of unfavorable foreign currency movements and $3 million of restructuring charges related to the Operational Improvement Program. The Company intends to provide further information on the progress of the Operational Improvement Program when it announces its results for the third quarter of 2014.

Reported salaries and benefits were $575 million in the second quarter of 2014, an increase of 8.7% from $529 million in the year ago quarter. Underlying salaries and benefits grew 6.3% in the second quarter of 2014 after adjusting for $12 million of unfavorable foreign currency movements. The increase in underlying salaries and benefits was primarily driven by new hires in the second half of 2013 including revenue-producing talent and client service and risk management capabilities. Annual salary reviews across the business, including mandatory salary increases in Latin America in second quarter 2014, also continued to factor in underlying salaries and benefits growth.

Group headcount in the second quarter 2014 was up approximately 4% year over year. However headcount through midyear 2014 is up approximately 1% since year end 2013, with a little more than one-third of that increase in our lower-cost Mumbai operations.

Underlying salaries and benefits were equivalent to 61% of revenues in the second quarter of 2014; while salaries and benefits measured similarly were 60% of revenues in the second quarter of 2013.

Reported other operating expenses in the second quarter of 2014 were $173 million, an increase of 8.8% from $159 million in the year ago period. Underlying other operating expenses grew 6.1% after adjusting for $4 million of unfavorable foreign currency movements. The growth in underlying other operating expenses was primarily driven by higher business development expenses, and increased professional fees associated with acquisitions and systems.

Depreciation expense and amortization of intangible assets were $24 million and $12 million, respectively, in the second quarter of 2014. Depreciation expense and amortization of intangible assets were $21 million and $14 million, respectively, in the second quarter of 2013.

Operating margin

Willis Group reported operating margin was 15.8% in the second quarter of 2014, a decrease of 300 basis points compared to the second quarter 2013 margin. Adverse foreign currency movements and the charges related to the Operational Improvement Program accounted for 170 basis points of the decrease. Underlying operating margin was 16.1% in the second quarter of 2014, a decrease of 130 basis points compared to the second quarter of 2013 margin. The decrease in underlying margin was primarily driven by the growth in headcount in the second half of 2013, annual salary reviews, higher business development expenses and professional fees, partially offset by higher commissions and fees.

$ millions, except margin	Reported			Underlying(1)
	Three months ended June 30,			Three months ended June 30,
	2014	2013	Change	2014	2013	Change
Total revenue	$935	$890	5.1%	$935	$895	4.5%

Total expenses	$787	$723	8.9%	$784	$739	6.1%

Operating income	$148	$167	(11.4)%	$151	$156	(3.2)%
Operating margin	15.8%	18.8%	(300) bps	16.1%	17.4%	(130) bps

(1)	For prior periods, underlying measures have been rebased to current period exchange rates to remove the impact of foreign currency movements when comparing periods.

Taxes

The reported tax rate for the quarter ended June 30, 2014 was approximately 54%, compared to approximately 21% for the second quarter of 2013. Included within the reported tax expense in the second quarter 2014 is a non-cash tax adjustment amounting to $21 million reflecting an increase in the valuation allowance against deferred tax assets. This was an incremental increase to the valuation allowance caused by changes in the mix of the Company’s deferred tax assets and liabilities and provisions for uncertain tax positions. Excluding this non-cash adjustment, the underlying tax rate for the second quarter 2014 is approximately 35%. The increase in the underlying rate is predominantly driven by how the Company phases the full year expected tax charge over the course of the year. Willis had been phasing the estimated full year U.S. tax charge on a straight line basis, however, this quarter the Company has been able to adjust its methodology to record the whole of the Group tax charge in line with profits earned to date. This has resulted in an additional tax charge this quarter of $13 million.

Segment revenue results

Willis North America

The North America segment achieved 4.8% organic commissions and fees growth in the second quarter of 2014 compared with the second quarter of 2013.

Growth in commissions and fees was recorded across most of the geographic regions in North America, led by double digit growth in the Northeast and Atlantic regions. Willis North America also saw solid growth across many of the major industry and product practices. Strong growth in project business helped the Construction and Surety businesses which were up mid-single digits and high single digits, respectively. The Human Capital practice was up low single digits in the quarter.

Willis International

The International segment achieved 5.6% organic growth in commissions and fees in the second quarter 2014 compared with the same period in 2013.

Operations in Western Europe grew less than one percent in the quarter, but with strong performances in the Iberia region and Norway. Eastern Europe was up high single digits, with good results in both Russia and Poland. Latin America was also up mid-teens in the quarter driven by very strong results in Brazil. Operations in Asia were strong, led by growth in our Global Wealth Solutions business, while Australasia was up low single digits.

Willis Global

The Global segment, which comprises Willis Re, Willis Insurance UK (Willis UK retail business and Specialties businesses), Facultative, Risk, and Willis Capital Markets & Advisory, achieved 3.4% organic growth in commissions and fees in the second quarter of 2014 compared with the second quarter of 2013.

Growth in the quarter was led by Willis Insurance UK, which was up mid-single digits. Positive growth in a number of the specialties businesses, led by Construction and Financial Solutions, was partially offset by a mid-single digit decline in the Willis UK retail business. Willis Re was up less than one percent as good new business generation and strong retention rates were largely offset by difficult market conditions. By region, growth in Willis Re North America was offset by declines in Willis Re International and Willis Re Specialties.

Six Months 2014 Financial Results

Reported net income for the six months ended June 30, 2014 was $293 million, or $1.61 per diluted share, compared with $324 million, or $1.83 per diluted share, in the same period a year ago.

Underlying earnings per diluted share, which excludes the $0.06 per diluted share negative impact of foreign currency movements and the items detailed in note 6 of the supplemental financial information, was $1.88 for the six months ended June 30, 2014 compared with $2.05 in the comparable period of 2013.

Total commissions and fees were $2,020 million for the first six months 2014, compared to $1,931 million for the first six months of 2013. Organic growth in commissions and fees was 4.3% in the first half of 2014.

Reported operating income and reported operating margin were $474 million and 23.3%, respectively, for the six months ended June 30, 2014, compared with $448 million and 23.1%, respectively, for the same period last year. Underlying operating margin, which excludes items detailed in note 4 of the supplemental financial information and 90 basis points impact of adverse foreign currency movements, was 23.5% in the first six months of 2014, a decrease of 110 basis points from the same period a year ago.

Underlying EBITDA for the first six months of 2014 was $549 million, essentially unchanged from $550 million in the same period last year.

The reported tax rate for the six months ended June 30, 2014 was approximately 30%, compared to approximately 19% for the same period in 2013. Included within the reported tax expense in the first six months of 2014 is a non-cash tax adjustment amounting to $21 million reflecting an increase in the valuation allowance against deferred tax assets, as discussed above in the Taxes section. Excluding this non-cash adjustment, the tax rate for the period is approximately 25%.

Balance Sheet Highlights

As of June 30, 2014, cash and cash equivalents were $708 million, total debt was $2,317 million and total equity was $2,462 million. As of December 31, 2013, cash and cash equivalents totaled $796 million, total debt was $2,326 million and total equity was $2,243 million. Through the first half of 2014 the Company has generated $152 million of cash from operations, up from $137 million of cash generated in the first half of 2013.

Dividends

At its July 2014 Board meeting, the Board of Directors approved a regular quarterly cash dividend of $0.30 per share (an annual rate of $1.20 per share). The dividend is payable on October 15, 2014 to shareholders of record at September 30, 2014.

Share Buyback

In February, Willis announced that it intended to buy back $200 million in shares in 2014 to offset the increase in shares outstanding resulting from the exercise of employee stock options. In the second quarter of 2014, the Company bought back 1,952,000 shares for $83 million. Since the announcement, and through the end of the second quarter of 2014, the Company has bought back 2,856,000 shares for $121 million.

Market Derived Income

As discussed during last July’s investor conference, Willis believes that market derived income (MDI) can continue to contribute to our business in the future. Management believes that with adequate controls it may be possible in certain situations to accept MDI in the form of contingent commissions while effectively addressing any conflict of interest between Willis and its clients. The Company, therefore, is no longer ruling out accepting contingent commissions on its property & casualty and all other lines of insurance. As with any other MDI arrangement, the Company will evaluate proposed contingent commission arrangements against its control framework and will accept such arrangements when appropriate. The Company does not expect that accepting new MDI will have a material financial impact in 2014.

Conference Call, Webcast and Slide Presentation

A conference call to discuss the second quarter 2014 results will be held on Wednesday, July 30, 2014, at 8:00 AM Eastern Time. To participate in the live call, please dial (866) 803-2143 (U.S.) or +1 (210) 795-1098 (international) with a pass code of “Willis”. A live (listen-only) audio web cast may be accessed through the investor relations section of the Company website at www.willis.com.

A replay of the call will be available through August 29, 2014 at 5:00 PM Eastern Time, by calling (866) 507-6400 (U.S.) or + 1 (203) 369-1895 (international). A replay of the webcast will be available through the website.

About Willis

Willis Group Holdings plc is a leading global risk advisor, insurance and reinsurance broker. With roots dating to 1828, Willis operates today on every continent with more than 18,000 employees in over 400 offices. Willis offers its clients superior expertise, teamwork, innovation and market-leading products and professional services in risk management and transfer. Our experts rank among the world’s leading authorities on analytics, modelling and mitigation strategies at the intersection of global commerce and extreme events. Find more information at our Website, www.willis.com, our leadership journal, Resilience, or our up-to-the-minute blog on breaking news, WillisWire. Across geographies, industries and specialisms, Willis provides its local and multinational clients with resilience for a risky world.

Forward-looking statements

We have included in this document ‘forward-looking statements’ within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934, which are intended to be covered by the safe harbors created by those laws. These forward-looking statements include information about possible or assumed future results of our operations. All statements, other than statements of historical facts that address activities, events or developments that we expect or anticipate may occur in the future, including such things as our outlook, future capital expenditures, growth in commissions and fees, business strategies, competitive strengths, goals, the benefits of new initiatives, growth of our business and operations, plans and references to future successes, are forward-looking statements. Also, when we use the words such as ‘anticipate’, ‘believe’, ‘estimate’, ‘expect’, ‘intend’, ‘plan’, ‘probably’, or similar expressions, we are making forward-looking statements.

There are important uncertainties, events and factors that could cause our actual results or performance to differ materially from those in the forward-looking statements contained in this document, including the following:

•	the impact of any regional, national or global political, economic, business, competitive, market, environmental or regulatory conditions on our global business operations;

•	the impact of current global economic conditions on our results of operations and financial condition, including as a result of those associated with the Eurozone, any insolvencies of or other difficulties experienced by our clients, insurance companies or financial institutions;

•	our ability to implement and fully realize anticipated benefits of our new growth strategy and revenue generating initiatives;

•	our ability to implement and realize anticipated benefits of any expense reduction initiative, including our ability to achieve expected savings from the multi-year operational improvement program as a result of unexpected costs or delays and demand on managerial, operational and administrative resources and/or macroeconomic factors affecting the program;

•	changes in the tax or accounting treatment of our operations and fluctuations in our tax rate;

•	volatility or declines in insurance markets and premiums on which our commissions are based, but which we do not control;

•	our ability to develop and implement technology solutions and invest in innovative product offerings in an efficient and effective manner;

•	our ability to continue to manage our significant indebtedness;

•	our ability to compete in our industry;

•	our ability to develop new products and services;

•	material changes in commercial property and casualty markets generally or the availability of insurance products or changes in premiums resulting from a catastrophic event, such as a hurricane;

•	our ability to retain key employees and clients and attract new business;

•	the timing or ability to carry out share repurchases and redemptions;

•	the timing or ability to carry out refinancing or take other steps to manage our capital and the limitations in our long-term debt agreements that may restrict our ability to take these actions;

•	fluctuations in our earnings as a result of potential changes to our valuation allowance(s) on our deferred tax assets;

•	any fluctuations in exchange and interest rates that could affect expenses and revenue;

•	the potential costs and difficulties in complying with a wide variety of foreign laws and regulations and any related changes, given the global scope of our operations;

•	rating agency actions, including a downgrade to our credit rating, that could inhibit our ability to borrow funds or the pricing thereof and in certain circumstances cause us to offer to buy back some of our debt;

•	a significant decline in the value of investments that fund our pension plans or changes in our pension plan liabilities or funding obligations;

•	our ability to achieve anticipated benefits of any acquisition or other transactions in which we may engage, including any revenue growth or operational efficiencies;

•	our ability to effectively integrate any acquisition into our business;

•	our inability to exercise full management control over our associates, such as Gras Savoye;

•	our ability to receive dividends or other distributions in needed amounts from our subsidiaries;

•	any potential impact from the US healthcare reform legislation;

•	our involvement in and the results of any regulatory investigations, legal proceedings and other contingencies;

•	underwriting, advisory or reputational risks associated with non-core operations as well as the potential significant impact our non-core operations (including the Willis Capital Markets & Advisory operations) can have on our financial results;

•	our exposure to potential liabilities arising from errors and omissions and other potential claims against us;

•	the interruption or loss of our information processing systems, data security breaches or failure to maintain secure information systems; and

•	impairment of the goodwill in one of our reporting units, in which case we may be required to record significant charges to earnings.

The foregoing list of factors is not exhaustive and new factors may emerge from time to time that could also affect actual performance and results. For more information see the section entitled ‘‘Risk Factors’’ included in Willis’ Form 10-K for the year ended December 31, 2013 and our subsequent filings with the Securities and Exchange Commission. Copies are available online at http://www.sec.gov or www.willis.com.

Although we believe that the assumptions underlying our forward-looking statements are reasonable, any of these assumptions, and therefore also the forward-looking statements based on these assumptions, could themselves prove to be inaccurate. In light of the significant uncertainties inherent in the forward-looking statements included in this document, our inclusion of this information is not a representation or guarantee by us that our objectives and plans will be achieved.

Our forward-looking statements speak only as of the date made and we will not update these forward-looking statements unless the securities laws require us to do so. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this document may not occur, and we caution you against unduly relying on these forward-looking statements.

Non-GAAP supplemental financial information

This press release contains references to non-GAAP financial measures as defined in Regulation G of SEC rules. Consistent with Regulation G, a reconciliation of this supplemental financial information to our GAAP information is in the earnings release or the note disclosures that follow. We present such non-GAAP supplemental financial information, as we believe such information is of interest to the investment community because it provides additional meaningful methods of evaluating certain aspects of the Company’s operating performance from period to period on a basis that may not be otherwise apparent on a GAAP basis. This supplemental financial information should be viewed in addition to, not in lieu of, the Company’s condensed consolidated financial statements.

WILLIS GROUP HOLDINGS plc

CONDENSED CONSOLIDATED INCOME STATEMENTS

(in millions, except per share data)

(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2014	2013	2014	2013
Revenues
Commissions and fees	$930	$885	$2,020	$1,931
Investment income	4	3	8	7
Other income	1	2	4	3

Total revenues	935	890	2,032	1,941

Expenses
Salaries and benefits (including share-based compensation of $15 million, $9 million, $29 million, $21 million)	575	529	1,145	1,097
Other operating expenses	173	159	338	321
Depreciation expense	24	21	47	47
Amortization of intangible assets	12	14	25	28
Restructuring expenses	3	—	3	—

Total expenses	787	723	1,558	1,493

Operating income	148	167	474	448
Other expense (income)	3	(4)	3	(10)
Interest expense	35	32	67	63

Income before income taxes and interest in earnings of associates	110	139	404	395
Income tax charge	59	29	122	77

Income before interest in earnings of associates	51	110	282	318

Interest in earnings of associates, net of tax	(3)	(3)	16	12

Net income	48	107	298	330
Net income attributable to noncontrolling interests	1	2	5	6

Net income attributable to Willis Group Holdings plc	$47	$105	$293	$324

WILLIS GROUP HOLDINGS plc

CONDENSED CONSOLIDATED INCOME STATEMENTS

(in millions, except per share data)

(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2014	2013	2014	2013
Earnings per Share – Basic and Diluted
Net income attributable to Willis Group Holdings plc:
- Basic	$0.26	$0.60	$1.64	$1.86
- Diluted	0.26	0.59	1.61	1.83

Average Number of Shares Outstanding
- Basic	179	175	179	174
- Diluted	182	178	182	177
Shares Outstanding at June 30 (thousands)	178,893	175,277	178,893	175,277

WILLIS GROUP HOLDINGS plc

SUMMARY DRAFT BALANCE SHEETS

(in millions) (unaudited)

	June 30, 2014	December 31, 2013
Current assets
Cash & cash equivalents	$708	$796
Accounts receivable, net	1,175	1,041
Fiduciary assets	9,983	8,412
Deferred tax assets	11	15
Other current assets	195	197

Total current assets	12,072	10,461

Non-current assets
Fixed assets, net	496	481
Goodwill	2,870	2,838
Other intangible assets, net	360	353
Investments in associates	190	176
Deferred tax assets	10	7
Pension benefits asset	359	278
Other non-current assets	194	206

Total non-current assets	4,479	4,339

Total assets	$16,551	$14,800

Liabilities and equity
Current liabilities
Fiduciary liabilities	$9,983	$8,412
Deferred revenue and accrued expenses	418	586
Income taxes payable	73	21
Short-term debt and current portion of long-term debt	15	15
Deferred tax liabilities	28	25
Other current liabilities	467	415

Total current liabilities	10,984	9,474

Non-current liabilities
Long-term debt	2,302	2,311
Liability for pension benefits	126	136
Deferred tax liabilities	103	56
Provision for liabilities	212	206
Other non-current liabilities	362	374

Total non-current liabilities	3,105	3,083

Total liabilities	14,089	12,557

Equity attributable to Willis Group Holdings plc	2,444	2,215
Noncontrolling interests	18	28

Total equity	2,462	2,243

Total liabilities and equity	$16,551	$14,800

WILLIS GROUP HOLDINGS plc

SUMMARY DRAFT CASH FLOW STATEMENTS

(in millions) (unaudited)

	Three months ended June 30,		Six months ended June 30,
	2014	2013	2014	2013
Cash flows from operating activities
Net income	$48	$107	$298	$330
Adjustments to reconcile net income to total cash provided by operating activities	96	55	138	88
Changes in operating assets and liabilities, net of effects from purchase of subsidiaries	3	(64)	(284)	(281)

Net cash provided by operating activities	$147	$98	$152	$137

Net cash used in investing activities	$(62)	$(54)	$(83)	$(75)

Net cash used in financing activities	$(105)	$(68)	$(154)	$(50)

(Decrease) increase in cash and cash equivalents	$(20)	$(24)	$(85)	$12
Effect of exchange rate changes on cash and cash equivalents	(6)	(4)	(3)	(9)
Cash and cash equivalents, beginning of period	734	531	796	500

Cash and cash equivalents, end of period	$708	$503	$708	$503

WILLIS GROUP HOLDINGS plc

SUPPLEMENTAL FINANCIAL INFORMATION

(in millions, except per share data) (unaudited)

1.	Definitions of non-GAAP financial measures

We believe that investors’ understanding of the Company’s performance is enhanced by our disclosure of the following non-GAAP financial measures. Our method of calculating these measures may differ from those used by other companies and therefore comparability may be limited.

Organic commissions and fees growth

Organic commissions and fees growth excludes: (i) the impact of foreign currency translation; (ii) the first twelve months of net commission and fee revenues generated from acquisitions; and (iii) the net commission and fee revenues related to operations disposed of in each period presented, from reported commissions and fees growth.

We believe organic growth in commissions and fees provides a measure that the investment community may find helpful in assessing the performance of operations that were part of our operations in both the current and prior periods, and provides a measure against which our businesses may be assessed in the future.

Underlying operating income, underlying EBITDA, underlying net income and underlying net income per diluted share

Underlying operating income, underlying EBITDA, underlying net income and underlying net income per diluted share are calculated by excluding the impact of certain items, including foreign currency translation, from operating income, net income and net income per diluted share, respectively, the most directly comparable GAAP measures. We believe that excluding these items, as applicable, from operating income and net income, provides a more complete and consistent comparative analysis of our results of operations.

WILLIS GROUP HOLDINGS plc

SUPPLEMENTAL FINANCIAL INFORMATION

(in millions, except per share data) (unaudited)

2.	Organic commissions and fees

The tables below reconciles reported commissions and fees growth to organic commissions and fees growth, as defined in note 1 of the supplemental financial information, for the three and six months ended June 30, 2014.

	Three months ended June 30,			Change attributable to
	2014	2013	% Change	Foreign currency translation	Acquisitions and disposals	Organic commissions and fees growth
North America	$340	$327	4.0%	—%	(0.8)%	4.8%
International	222	208	6.7%	(0.5)%	1.6%	5.6%
Global	368	350	5.1%	2.1%	(0.4)%	3.4%

Total	$930	$885	5.1%	0.7%	(0.1)%	4.5%

	Six months ended June 30,			Change attributable to
	2014	2013	% Change	Foreign currency translation	Acquisitions and disposals	Organic commissions and fees growth
North America	$709	$682	4.0%	(0.1)%	(0.8)%	4.9%
International	501	472	6.1%	(1.2)%	0.7%	6.6%
Global	810	777	4.2%	1.7%	(0.2)%	2.7%

Total	$2,020	$1,931	4.6%	0.5%	(0.2)%	4.3%

3.	Operational improvement program

	North America	Corporate	Total

Termination benefits	$1	$—	$1
Professional services	—	2	2

Total restructuring expenses	$1	$2	$3

WILLIS GROUP HOLDINGS plc

SUPPLEMENTAL FINANCIAL INFORMATION

(in millions, except per share data) (unaudited)

4.	Underlying operating income

The following table reconciles operating income, the most directly comparable GAAP measure, to underlying operating income, for the three and six months ended June 30, 2014 and 2013:

	Three months ended June 30,			Six months ended June 30,
			%			%
	2014	2013	Change	2014	2013	Change
Total revenue	$935	$890	5.1	$2,032	$1,941	4.7
Excluding:
Foreign currency movements	—	5		—	8

Underlying revenue	$935	$895	4.5	$2,032	$1,949	4.3

Operating income	$148	$167	(11.4)	$474	$448	5.8
Excluding:
Operational improvement program	3	—		3	—
Expense reduction initiative	—	—		—	46
Foreign currency movements	—	(11)		—	(15)

Underlying operating income (1)	$151	$156	(3.2)	$477	$479	(0.4)

Operating margin, or operating income as a percentage of total revenues	15.8%	18.8%		23.3%	23.1%

Underlying operating margin, or underlying operating income as a percentage of total underlying revenues (1)	16.1%	17.4%		23.5%	24.6%

(1)	For prior periods, underlying measures have been rebased to current period exchange rates to remove the impact of foreign currency movements when comparing periods.

WILLIS GROUP HOLDINGS plc

SUPPLEMENTAL FINANCIAL INFORMATION

(in millions, except per share data) (unaudited)

5.	Underlying EBITDA

The following table reconciles net income, the most directly comparable GAAP measures, to EBITDA and underlying EBITDA, for the three and six months ended June 30, 2014 and 2013:

	Three months ended June 30,			Six months ended June 30,
			%			%
	2014	2013	Change	2014	2013	Change
Net income	$47	$105	(55.2)	$293	$324	(9.6)
Add back:
Net income attributable to noncontrolling interests	1	2		5	6
Interest in earning of associates, net of tax	3	3		(16)	(12)
Income tax charge	59	29		122	77
Interest expense	35	32		67	63
Other expense (income)	3	(4)		3	(10)
Depreciation	24	21		47	47
Amortization	12	14		25	28

EBITDA	$184	$202	(8.9)	$546	$523	4.4

Adjusting items:
Operational improvement program	3	—		3	—
Expense reduction initiative	—	—		—	41
Foreign currency movements	—	(11)		—	(14)

Underlying EBITDA(1)	$187	$191	(2.1)	$549	$550	(0.2)

(1)	For prior periods, underlying measures have been rebased to current period exchange rates to remove the impact of foreign currency movements when comparing periods.

WILLIS GROUP HOLDINGS plc

SUPPLEMENTAL FINANCIAL INFORMATION

(in millions, except per share data) (unaudited)

6.	Underlying net income

The following table reconciles net income and net income per diluted share, the most directly comparable GAAP measures, to underlying net income and underlying net income per diluted share, for the three and six months ended June 30, 2014 and 2013:

	Three months ended June 30,			Per diluted share Three months ended June 30,
	2014	2013	% Change	2014	2013	% Change
Net income attributable to Willis Group Holdings plc	$47	$105	(55.2)%	$0.26	$0.59	(55.9)%

Excluding:
Operational Improvement Program, net of tax ($1, $nil)	2	—		0.01	—
Venezuela currency devaluation, net of tax ($1, $ nil)	13	—		0.07	—
Deferred tax valuation allowance, net of tax ($nil, $ nil)	21			0.12	—
Net gain on disposal of operations, net of tax ($2, $nil)	—	—		—	—
Foreign currency movements	—	(5)		0.03	—

Underlying net income(1)	$83	$100	(17.0)%	$0.49	$0.59	(16.9)%

Average diluted shares outstanding	182	178

(1)	For prior periods, underlying measures (other than EPS) have been rebased to current period exchange rates to remove the impact of foreign currency movements when comparing periods. In the current three and six month periods only, underlying EPS excludes the $0.03 and $0.06, respectively, negative year over year impact of foreign currency movements in order to assist comparability to EPS figures that have been disclosed in prior periods.

WILLIS GROUP HOLDINGS plc

SUPPLEMENTAL FINANCIAL INFORMATION

(in millions, except per share data) (unaudited)

6.	Underlying net income (continued)

	Six months ended June 30			Per diluted share Six months ended June 30
	2014	2013	% Change	2014	2013	% Change
Net income attributable to Willis Group Holdings plc	$293	$324	(9.6)%	$1.61	$1.83	(12.0)%

Excluding:
Operational Improvement Program, net of tax ($1, $nil)	2	—		0.01
Venezuela currency devaluation, net of tax ($1, $nil)	13	—		0.07	—
Deferred tax valuation allowance, net of tax ($nil, $nil)	21	—		0.12	—
Net loss on disposal of operations, net of tax ($1, $nil)	2	—		0.01	—
Expense reduction initiative, net of tax ($nil, $8)	—	38		—	0.22
Foreign currency movements	—	(11)		0.06	—

Underlying net income(1)	$331	$351	(5.7)%	$1.88	$2.05	(8.3)%

Average diluted shares outstanding	182	177

(1)	For prior periods, underlying measures (other than EPS) have been rebased to current period exchange rates to remove the impact of foreign currency movements when comparing periods For EPS only, the impact of foreign currency movements is shown against current period measure. In the current three and six month periods only, underlying EPS excludes the $0.03 and $0.06, respectively, negative year over year impact of foreign currency movements in order to assist comparability to EPS figures that have been disclosed in prior periods.

WILLIS GROUP HOLDINGS plc

SUPPLEMENTAL FINANCIAL INFORMATION

(in millions, except per share data) (unaudited)

7.	Condensed consolidated income statements by quarter

	2013						2014
	Q1	Q2	Q2 YTD	Q3	Q4	FY	Q1	Q2	Q2 YTD
Revenues
Commissions and fees	$1,046	$885	1,931	$791	$911	$3,633	$1,090	$930	$2,020
Investment income	4	3	7	4	4	15	4	4	8
Other income	1	2	3	—	4	7	3	1	4

Total revenues	1,051	890	1,941	795	919	3,655	1,097	935	2,032

Expenses
Salaries and benefits	568	529	1,097	541	569	2,207	570	575	1,145
Other operating expenses	162	159	321	149	166	636	165	173	338
Depreciation expense	26	21	47	21	26	94	23	24	47
Amortization of intangible assets	14	14	28	14	13	55	13	12	25
Restructuring expenses	—	—	—	—	—	—	—	3	3

Total expenses	770	723	1,493	725	774	2,992	771	787	1,558

Operating income	281	167	448	70	145	663	326	148	474

Loss on extinguishment of debt	—	—	—	60	—	60	—	—	—
Other (income) expense	(6)	(4)	(10)	(5)	(7)	(22)	—	3	3
Interest expense	31	32	63	30	33	126	32	35	67

Income (loss) before income taxes and interest in earnings of associates	256	139	395	(15)	119	499	294	110	404

Income tax charge	48	29	77	11	34	122	63	59	122

Income (loss) before interest in earnings of associates	208	110	318	(26)	85	377	231	51	282

Interest in earnings of associates, net of tax	15	(3)	12	(1)	(11)	—	19	(3)	16

Net income (loss)	223	107	330	(27)	74	377	250	48	298
Net income attributable to noncontrolling interests	(4)	(2)	(6)	—	(6)	(12)	(4)	(1)	(5)

Net income (loss) attributable to Willis Group Holdings plc	$219	$105	$324	$(27)	$68	$365	$246	$47	$293

Diluted earnings per share
Net income (loss) attributable to Willis Group Holdings plc shareholders	$1.24	$0.59	$1.83	$(0.15)	$0.37	$2.04	$1.35	$0.26	$1.61

Average number of shares outstanding
- Diluted	176	178	177	177	182	179	182	182	182

WILLIS GROUP HOLDINGS plc

SUPPLEMENTAL FINANCIAL INFORMATION

(in millions, except per share data) (unaudited)

8.	Segment information by quarter

	2013						2014
	Q1	Q2	Q2 YTD	Q3	Q4	FY	Q1	Q2	Q2 YTD
Commissions and fees
Global	$427	$350	$777	$289	$292	$1,358	$442	$368	$810
North America	355	327	682	322	345	1,349	369	340	709
International	264	208	472	180	274	926	279	222	501

Total commissions and fees	$1,046	$885	$1,931	$791	$911	$3,633	$1,090	$930	$2,020

Total revenues
Global	$428	$352	$780	$291	$293	$1,364	$446	$371	$817
North America	357	329	686	322	350	1,358	370	341	711
International	266	209	475	182	276	933	281	223	504

Total revenues	$1,051	$890	$1,941	$795	$919	$3,655	$1,097	$935	$2,032

Operating income
Global	$187	$108	$295	$47	$34	$376	$181	$108	$289
North America	82	55	137	46	66	249	96	64	160
International	78	26	104	(7)	81	178	84	23	107
Corporate and other(a)	(66)	(22)	(88)	(16)	(36)	(140)	(35)	(47)	(82)

Total operating income	$281	$167	$448	$70	$145	$663	$326	$148	$474

Organic commissions and fees growth
Global	3.4%	8.5%	5.6%	4.5%	0.3%	4.3%	2.0%	3.4%	2.7%
North America	4.4%	5.5%	4.9%	3.8%	5.6%	4.8%	4.7%	4.8%	4.9%
International	4.5%	4.2%	4.3%	11.4%	4.8%	5.8%	7.2%	5.6%	6.6%

Total organic commissions and fees growth	4.1%	6.3%	5.1%	5.7%	3.7%	4.9%	4.2%	4.5%	4.3%

Operating margin
Global	43.7%	30.7%	37.8%	16.2%	11.6%	27.6%	40.6%	29.1%	35.4%
North America	23.0%	16.7%	20.0%	14.3%	18.9%	18.3%	25.9%	18.8%	22.5%
International	29.3%	12.4%	21.9%	(3.8)%	29.3%	19.1%	29.9%	10.3%	21.2%
Total operating margin	26.7%	18.8%	23.1%	8.8%	15.8%	18.1%	29.7%	15.8%	23.3%

(a)	Corporate and other includes certain leadership, project and other costs relating to group functions and the non-servicing or financing elements of the defined benefit pension scheme cost (income), as well as items such as expense reduction initiative costs.